Exhibit 99.1
Contacts:
Richard Szymanski
Morgans Hotel Group Co.
212.277.4188
Neil Maitland
The Abernathy MacGregor Group
212.371.5999
MORGANS HOTEL GROUP REPORTS FIRST QUARTER 2011 RESULTS
NEW YORK, NY — May 2, 2011 — Morgans Hotel Group Co. (NASDAQ: MHGC) (“MHG” or the “Company”) today reported financial results for the quarter ended March 31, 2011.
•
Adjusted EBITDA was $4.5 million in the first quarter of 2011. Excluding Hard Rock, which we managed and partially owned until March 1, 2011, Adjusted EBITDA decreased by $2.9 million from the first quarter of 2010, primarily due to results at our New York hotels which were impacted by severe winter storms combined with recent new supply additions during a seasonally slow period.

•
RevPAR for System-Wide Comparable Hotels increased by 4.6%, or 4.1% in constant dollars, in the first quarter of 2011 from the comparable period in 2010. Excluding New York, RevPAR increased by 7.6%, or 7.0% in constant dollars.

•
In April 2011, the Company entered into definitive agreements to sell Royalton and Morgans for $140.0 million, or approximately $500,000 per room, and Mondrian Los Angeles for $137.0 million, or approximately $580,000 per room. The Company will continue to operate these hotels under long-term management agreements. The transactions are expected to close in the second quarter of 2011 and are subject to satisfaction of customary closing conditions.

•
In February 2011, the Company opened Mondrian in New York’s SoHo neighborhood. The hotel consists of 270 rooms, two bars, an innovative sustainable seafood restaurant and spectacular views of the New York skyline.

•
In March 2011, the Company announced Board of Directors and senior management changes including the appointment of David Hamamoto as Executive Chairman and Michael Gross as Chief Executive Officer. Dan Flannery was appointed Chief Operating Officer and Yoav Gery was appointed Chief Development Officer. Additionally, Ron Burkle and Jason Taubman Kalisman have joined the Board of Directors.

•
During the quarter, MHG announced four new management agreements which include a Delano in Cabo San Lucas, Mexico, a Delano in Turkey, a Mondrian in Doha, Qatar and a hotel in New York to be branded with one of MHG’s existing brands.

Michael Gross, CEO of the Company, said: “The underlying trends in our markets continue to improve and we see many opportunities to grow our business. With a new management team in place, we are focused on reinforcing our position as the global leader in lifestyle hospitality management by expanding our brands and winning higher margin management contracts domestically and internationally. We plan to strengthen our core competencies and enhance the unique DNA on which Morgans was founded. We will also continue to pursue an asset-light model, reducing our asset base and improving our capital structure to give us the flexibility and resources to pursue our growth initiatives. We are confident that we are well positioned to capitalize on the opportunities ahead and increase shareholder value over the long-term.”

First Quarter 2011 Operating Results
Adjusted EBITDA for the first quarter of 2011 was $4.5 million. Excluding Hard Rock, this represents a $2.9 million decrease from the first quarter of 2010, primarily due to declines in rooms and food and beverage profits at our New York hotels.
RevPAR at System-Wide Comparable Hotels increased by 4.6% (4.1% in constant dollars) in the first quarter of 2011 compared to the first quarter of 2010 driven by occupancy gains. The Company’s overall RevPAR performance showed greater increases beginning in March 2011 and this trend continued through April. For April 2011, System-Wide Comparable RevPAR increased by 21.0% compared to April 2010.
During the first quarter of 2011, RevPAR at the Company’s New York hotels decreased by 1.6% due to severe winter weather and the impact of recent new competitive supply additions during a seasonally low demand period. Demand has significantly improved in April with RevPAR up 10.4% compared to April 2010.
RevPAR increased by 1.1% at MHG’s South Beach hotels. Excluding the impact of the Super Bowl in 2010, RevPAR increased 12.4% at MHG’s South Beach hotels for the first quarter of 2011 compared to 2010.
RevPAR increased by 1.5% (decrease of 1.1% in constant dollars) at MHG’s London hotels, which were also impacted by severe winter weather. Performance began to improve in March 2011 with RevPAR rising by 9.0% from March of 2010, and this trend has continued through April with RevPAR increasing by 9.8% compared to April 2010.
RevPAR increased by 22.1% at Mondrian in Los Angeles, 30.9% at Clift in San Francisco, and 52.4% at Ames in Boston, driven primarily by increases in occupancy.
Interest expense decreased $3.4 million, or 27.2%, as a result of lower debt balances and the expiration of interest rate swaps in July 2010.
MHG recorded a net loss of $32.9 million in the first quarter of 2011 compared to a loss of $16.1 million in the first quarter of 2010 as MHG reported higher income from discontinued operations in 2010 related to the disposal of Mondrian Scottsdale. Net loss from continuing operations was flat year over year.
Balance Sheet and Liquidity
In April 2011, the Company entered into definitive agreements to sell Royalton and Morgans for $140.0 million and Mondrian Los Angeles for $137.0 million. The Company will continue to operate the hotels under long-term management agreements. The transactions are expected to close in the second quarter of 2011 and are subject to satisfaction of customary closing conditions. The Company will use the proceeds, along with cash in escrow, to retire approximately $140 million in debt and expects to have $140 million in remaining proceeds available for the refinancing of the debt secured by Hudson and for growth capital. In addition, following the repayment of the outstanding balance under the Company's line of credit, Delano will be unencumbered.

MHG’s total consolidated debt at March 31, 2011, excluding the Clift lease, was $589.5 million with a weighted average interest rate of 2.69%. MHG’s total pro forma consolidated debt as of March 31, 2011, excluding the Clift lease, and giving effect to the three hotel sales currently under contract as if each had closed on March 31, 2011, would have been $448.3 million after applying a portion of the net proceeds of the sales to repay the $103.5 million of debt secured by Mondrian Los Angeles and the $37.7 million outstanding under the line of credit secured by Delano, Royalton and Morgans. As of March 31, 2011, MHG had $83.6 million of liquidity, which included $77.6 million available under the Company’s line of credit. In addition, MHG has restricted cash of $20.1 million, not including escrowed cash on assets held for sale, primarily consisting of escrows for debt service, taxes, insurance and capital expenditures.
MHG had tax net operating losses of approximately $250 million at March 31, 2011, which will be available to offset gains on the sale of the three hotels. Upon completion of the three hotel sales currently under contract, MHG expects to have approximately $90 million of remaining tax net operating losses to offset future income, including gains on future asset sales.
Development Activity
In February 2011, MHG opened a new Mondrian hotel in the SoHo neighborhood in New York. This is MHG’s third Mondrian hotel and it features 270 rooms, two exciting bars, an innovative seafood restaurant and spectacular views. The hotel is owned through a joint venture in which MHG has a 20% interest. MHG is managing the hotel under a 10 year contract with two 10 year extension options.
In February 2011, MHG announced a new management agreement for a 265 room Mondrian hotel in Doha, Qatar. The hotel is located in the prestigious neighborhood of West Bay Lagoon and is currently under construction and due to open in 2013.
In February 2011, MHG announced a new management agreement for a 200 room Delano hotel at an exclusive resort on the Aegean Sea in Turkey. This would be Morgans’ first hotel in the region and it is expected to open in 2013.
In February 2011, MHG announced a new management agreement for a 114 room Delano hotel in Mexico, on the beach at the tip of the Baja Peninsula in Cabo San Lucas. The hotel is currently under construction and is expected to open in 2013.
In February 2011, MHG announced a new management agreement for a 175 room hotel in New York in the Highline area. The hotel will be branded with one of Morgans’ brands and is expected to open in 2014.
On March 1, 2011, the joint venture through which we held a minority interest in the Hard Rock Hotel & Casino in Las Vegas entered into a comprehensive settlement to resolve the disputes among them and all matters relating to the Hard Rock and related loans and guaranties. Also effective March 1, 2011, MHG’s management agreement pursuant to which the Company managed the Hard Rock, was terminated.
2011 Outlook
It continues to be difficult to predict results given the short term booking patterns and transient nature of the hotel business. As we have seen in recent months, travel and weather patterns can be volatile making prior year comparisons challenging.
MHG expects that the RevPAR increase at System-Wide Comparable Hotels for 2011 compared to 2010 will be between 7% to 9%. MHG is confident in its ability to generate strong flow-through to EBITDA, although the Company is not providing further detail on projected EBITDA at this time, given the transitional nature of this year and multiple moving parts as it moves toward an asset-light model.

Conference Call
MHG will host a conference call to discuss the first quarter financial results today at 5:00 PM Eastern time.
The call will be webcast live over the Internet at 5:00 PM Eastern time and can be accessed at www.morganshotelgroup.com under the About Us, Investor Overview section. Participants should follow the instructions provided on the website for the download and installation of audio applications necessary to join the webcast.
The call can also be accessed live over the phone by dialing (888) 802-8577 or (973) 935-8754 for international callers; the conference ID is 61104343. A replay of the call will be available three hours after the call and can be accessed by dialing (800) 642-1687 or (706) 645-9291 for international callers; the conference ID is 61104343. The replay will be available from May 2, 2011 through May 9, 2011.
Definitions
“Owned Comparable Hotels” includes all wholly-owned hotels operated by MHG except for hotels under renovation during the current or the prior year, development projects and discontinued operations. Owned Comparable Hotels for the three months ended March 31, 2011 and 2010 excludes Mondrian Scottsdale, which was classified as a discontinued operation in 2010 and effective March 16, 2010 was no longer owned or managed by MHG.
“System-Wide Comparable Hotels” includes all hotels operated by MHG except for hotels added or under renovation during the current or the prior year, development projects and discontinued operations. System-Wide Comparable Hotels for the three months ended March 31, 2011 and 2010 excludes the Hard Rock Hotel & Casino in Las Vegas (“Hard Rock”), which MHG no longer manages effective March 1, 2011, Mondrian Scottsdale, Mondrian SoHo, which opened in February 2011, and the San Juan Water and Beach Club, and Hotel Las Palapas, which are non-MHG branded hotels.
“Adjusted EBITDA” is adjusted earnings before interest, taxes, depreciation and amortization as further defined below.
About Morgans Hotel Group
Morgans Hotel Group Co. (NASDAQ: MHGC) is widely credited as the creator of the first “boutique” hotel and a continuing leader of the hotel industry’s boutique sector. Morgans Hotel Group operates and owns, or has ownership interests in, Morgans, Royalton and Hudson in New York, Delano and Shore Club in South Beach, Mondrian in Los Angeles, South Beach and New York, Clift in San Francisco, Ames in Boston, and Sanderson and St Martins Lane in London. Morgans Hotel Group also manages hotels in Isla Verde, Puerto Rico and Playa del Carmen, Mexico. Morgans Hotel Group has other property transactions in various stages of completion including a Delano in Cabo San Lucas, Mexico, a Delano in Turkey, a Mondrian in Doha, Qatar and a hotel in New York to be branded with one of MHG’s existing brands. For more information please visit www.morganshotelgroup.com.

Forward-Looking and Cautionary Statements
This press release may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to, among other things, the operating performance of our investments and financing needs and prediction of certain future other events. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “expect,” “anticipate,” “estimate” “believe,” “project,” or other similar words or expressions. These forward-looking statements reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause our actual results or other future events to differ materially from those expressed in any forward-looking statement. Important risks and factors that could cause our actual results to differ materially from those expressed in any forward-looking statements include, but are not limited to economic, business, competitive market and regulatory conditions such as: a sustained downturn in economic and market conditions, particularly levels of spending in the business, travel and leisure industries; continued tightness in the global credit markets; general volatility of the capital markets and our ability to access the capital markets; our ability to refinance our current outstanding debt and to repay outstanding debt as such debt matures; our ability to protect the value of our name, image and brands and our intellectual property; risks related to natural disasters, such as earthquakes, volcanoes and hurricanes; hostilities, including future terrorist attacks, or fear of hostilities that affect travel; and other risk factors discussed in Morgans’ Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and other documents filed by Morgans with the Securities and Exchange Commission from time to time. All forward-looking statements in this press release are made as of the date hereof, based upon information known to management as of the date hereof, and Morgans assumes no obligations to update or revise any of its forward-looking statements even if experience or future changes show that indicated results or events will not be realized.

Income Statements
(In thousands, except per share amounts)

	Three Months
	Ended March 31,
	2011	2010

Revenues:
Rooms	$31,034	$29,250
Food & beverage	18,030	17,496
Other hotel	2,016	2,209

Total hotel revenues	51,080	48,955
Management and other fees	3,324	4,429

Total revenues	54,404	53,384

Operating Costs and Expenses:
Rooms	11,174	10,025
Food & beverage	15,102	13,916
Other departmental	1,211	1,252
Hotel selling, general and administrative	12,558	11,437
Property taxes, insurance and other	4,185	4,100

Total hotel operating expenses	44,230	40,730
Corporate expenses:
Stock based compensation	3,987	3,798
Other	6,847	6,207
Depreciation and amortization	8,373	7,345
Restructuring, development and disposal costs	4,593	677

Total operating costs and expenses	68,030	58,757
Operating loss	(13,626)	(5,373)

Interest expense, net	8,994	12,350
Equity in loss of unconsolidated joint ventures	9,483	263
Other non-operating expense	1,390	15,029

Pre tax loss	(33,493)	(33,015)
Income tax (benefit) expense	(135)	294

Net loss from continuing operations	(33,358)	(33,309)

Income from discontinued operations, net of tax	490	17,202

Net loss	(32,868)	(16,107)

Net loss attributable to noncontrolling interest	825	147

Net loss attributable to Morgans Hotel Group Co.	$(32,043)	$(15,960)

Preferred stock dividends and accretion	(2,187)	(2,078)

Net loss attributable to common stockholders	$(34,230)	$(18,038)

(Loss) income per share:
Basic and diluted from continuing operations	$(1.12)	$(1.18)
Basic and diluted from discontinued operations	$0.02	$0.58
Basic and diluted attributable to common stockholders	$(1.10)	$(0.60)

Weighted average common shares outstanding — basic and diluted	31,103	29,849

	( In Actual Dollars)			( In Constant Dollars, if different)
	Three Months			Three Months
	Ended March 31,		%	Ended March 31,		%
Selected Hotel Operating Statistics (1)	2011	2010	Change	2011	2010	Change
Morgans
Occupancy	78.8%	87.0%	-9.4%
ADR	$235.59	$214.22	10.0%
RevPAR	$185.64	$186.37	-0.4%

Royalton
Occupancy	80.7%	87.3%	-7.6%
ADR	$253.06	$239.15	5.8%
RevPAR	$204.22	$208.78	-2.2%

Hudson
Occupancy	75.7%	77.0%	-1.7%
ADR	$160.95	$161.82	-0.5%
RevPAR	$121.84	$124.60	-2.2%

Delano
Occupancy	70.1%	63.1%	11.1%
ADR	$585.13	$653.14	-10.4%
RevPAR	$410.18	$412.13	-0.5%

Mondrian LA
Occupancy	75.8%	62.5%	21.3%
ADR	$273.12	$271.18	0.7%
RevPAR	$207.02	$169.49	22.1%

Clift
Occupancy	73.9%	60.3%	22.6%
ADR	$215.05	$201.35	6.8%
RevPAR	$158.92	$121.41	30.9%

Total Owned Comparable Hotels
Occupancy	75.4%	72.0%	4.7%
ADR	$238.30	$235.51	1.2%
RevPAR	$179.68	$169.57	6.0%

St. Martins Lane
Occupancy	68.7%	73.3%	-6.3%	68.7%	73.3%	-6.3%
ADR	$352.29	$322.58	9.2%	$352.29	$330.87	6.5%
RevPAR	$242.02	$236.45	2.4%	$242.02	$242.53	-0.2%

Sanderson
Occupancy	69.1%	74.6%	-7.4%	69.1%	74.6%	-7.4%
ADR	$405.46	$373.53	8.5%	$405.46	$383.12	5.8%
RevPAR	$280.17	$278.65	0.5%	$280.17	$285.81	-2.0%

Shore Club
Occupancy	64.8%	63.8%	1.6%
ADR	$340.77	$370.46	-8.0%
RevPAR	$220.82	$236.35	-6.6%

Mondrian South Beach
Occupancy	70.8%	60.2%	17.6%
ADR	$299.65	$317.38	-5.6%
RevPAR	$212.15	$191.06	11.0%

Ames
Occupancy	58.3%	39.5%	47.6%
ADR	$178.50	$172.82	3.3%
RevPAR	$104.07	$68.26	52.4%

System-wide Comparable Hotels
Occupancy	72.4%	69.0%	4.9%	72.4%	69.0%	4.9%
ADR	$266.95	$267.83	-0.3%	$266.95	$268.95	-0.7%
RevPAR	$193.27	$184.80	4.6%	$193.27	$185.58	4.1%

Mondrian SoHo (2)
Occupancy	60.1%	0.0%	n/m
ADR	$245.08	$—	n/m
RevPAR	$147.29	$—	n/m

San Juan Water and Beach Club (3)
Occupancy	77.1%	71.9%	7.2%
ADR	$139.23	$161.88	-14.0%
RevPAR	$107.35	$116.39	-7.8%

Hotel Las Palapas (3)
Occupancy	87.1%	78.5%	11.0%	87.1%	78.5%	11.0%
ADR	$161.68	$157.70	2.5%	$161.68	$167.09	-3.2%
RevPAR	$140.82	$130.95	7.5%	$140.82	$131.17	7.4%

Hard Rock (4)
Occupancy	80.7%	77.5%	4.1%
ADR	$128.31	$114.06	12.5%
RevPAR	$103.55	$88.40	17.1%

(1)	Not included in the above table are discontinued operations.

(2)	MHG opened and began managing this hotel in February 2011. Statistics are for the period MHG operated the hotel.

(3)
As these hotels are not Morgans Hotel Group branded hotels, MHG believes that the hotel operating data for these hotels does not provide a meaningful depiction of the performance of its branded hotels.

(4)
MHG ceased managing this hotel on March 1, 2011. Statistics for the three months ended March 31, 2011 are for the period MHG managed the hotel. In addition, as customary in the gaming industry, average occupancy and average daily rate for the Hard Rock are presented including rooms provided on a complimentary basis which is not the practice in the lodging industry.

Non-GAAP Financial Measures
EBITDA and Adjusted EBITDA
We believe that earnings before interest, income taxes, depreciation and amortization (EBITDA) is a useful financial metric to assess our operating performance before the impact of investing and financing transactions and income taxes. It also facilitates comparison between us and our competitors. Given the significant investments that we have made in the past in property and equipment, depreciation and amortization expense comprises a meaningful portion of our cost structure. We believe that EBITDA will provide investors with a useful tool for assessing the comparability between periods because it eliminates depreciation and amortization expense attributable to capital expenditures.
The Company’s management has historically used adjusted EBITDA (Adjusted EBITDA) when evaluating the operating performance for the entire Company as well as for individual properties or groups of properties because we believe the Company’s core business model is that of an owner and operator of hotels, and the inclusion or exclusion of certain items is necessary to provide the most accurate measure of on-going core operating results and to evaluate comparative results period over period. As such, Adjusted EBITDA excludes other non-operating expenses (income) that do not relate to the on-going performance of our assets and excludes the operating performance of assets in which we do not have a direct or indirect fee simple ownership interest. We exclude the following items from EBITDA to arrive at Adjusted EBITDA:
•
Other non-operating expenses (income), such as executive terminations not related to restructuring initiatives, costs of financings, litigation and settlement costs and other items such as proceeds from the sale of condominium units and related costs that relate to the financing and investing activities of our assets and not to the on-going operating performance of our assets, both consolidated and unconsolidated, and changes in fair market value of the warrants issued to investors in the Company;

•
Restructuring, development and disposal costs: these charges primarily relate to losses on asset disposals as part of major renovation projects, the write-off of abandoned development projects resulting primarily from events generally outside management’s control such as the tightening of credit markets, and severance costs related to restructuring initiatives. We believe that these charges do not relate to the ongoing operating performance of our assets as measured by Adjusted EBITDA.

•
Impairment loss on development projects, hotels, investments in joint ventures and receivables from joint ventures: these charges do not relate to the ongoing operating performance of our assets as measured by Adjusted EBITDA. To the extent that economic conditions do not continue to improve, we may incur additional non-cash impairment charges related to assets under development, wholly-owned assets, or investments in joint ventures. We believe these adjustments are necessary to provide the most accurate measure of core operating results as a means to evaluate comparative results.

•	The EBITDA related to leased hotels to more accurately reflect the operating performance of assets in which we have a direct or indirect fee simple ownership interest;
•
The EBITDA related to hotels reported as discontinued operations to more accurately reflect the operating performance of assets in which we expect to have an ongoing direct or indirect ownership interest; and

•	Stock-based compensation expense, as this is not necessarily an indication of the operating performance of our assets.

We also make an adjustment to EBITDA for hotels in which our percentage ownership interest has changed to facilitate period-over-period comparisons and to more accurately reflect the operating performance of assets based on our actual ownership. In this respect, our method of calculating Adjusted EBITDA has changed from prior quarters, and calculations of Adjusted EBITDA will continue to vary from quarter to quarter to reflect changing ownership interests.
We believe Adjusted EBITDA provides management and our investors with a more accurate financial metric by which to evaluate our performance as it eliminates the impact of costs incurred related to investing and financing transactions. Internally, the Company’s management utilizes Adjusted EBITDA to measure the performance of our core on-going hotel operations and is used extensively during our annual budgeting process. Management also uses Adjusted EBITDA as a measure in determining the value of acquisitions, expansion opportunities, and dispositions and borrowing capacity. Adjusted EBITDA is a key metric which management evaluates prior to execution of any strategic investing or financing opportunity.
The Company has historically reported Adjusted EBITDA to its investors and believes that this continued inclusion of Adjusted EBITDA provides consistency in its financial reporting and enables investors to perform more meaningful comparisons of past, present and future operating results and to evaluate the results of its core on-going operations.
The use of EBITDA and Adjusted EBITDA has certain limitations. Our presentation of EBITDA and Adjusted EBITDA may be different from the presentation used by other companies and therefore comparability may be limited. Depreciation expense for various long-term assets, interest expense, income taxes and other items have been and will be incurred and are not reflected in the presentation of EBITDA or Adjusted EBITDA. Each of these items should also be considered in the overall evaluation of our results. Additionally, EBITDA and Adjusted EBITDA do not reflect capital expenditures and other investing activities and should not be considered as a measure of our liquidity. We compensate for these limitations by providing the relevant disclosure of our depreciation, interest and income tax expense, capital expenditures and other items both in our reconciliations to our GAAP financial measures and in our consolidated financial statements, all of which should be considered when evaluating our performance. The term EBITDA is not defined under accounting principles generally accepted in the United States, or U.S. GAAP, and EBITDA is not a measure of net income, operating income, operating performance or liquidity presented in accordance with U.S. GAAP. In addition, EBITDA is impacted by reorganization of businesses and other restructuring-related charges. When assessing our operating performance, you should not consider this data in isolation, or as a substitute for our net income, operating income or any other operating performance measure that is calculated in accordance with U.S. GAAP. In addition, our EBITDA may not be comparable to EBITDA or similarly titled measures utilized by other companies since such other companies may not calculate EBITDA in the same manner as we do.

A reconciliation of net income (loss), the most directly comparable U.S. GAAP measures, to EBITDA and Adjusted EBITDA for each of the respective periods indicated is as follows:
EBITDA Reconciliation
(In thousands)

	Three Months
	Ended March 31,
	2011	2010

Net loss	$(32,043)	$(15,960)
Interest expense, net	8,994	12,350
Income tax (benefit) expense	(135)	294
Depreciation and amortization expense	8,373	7,345
Proportionate share of interest expense from unconsolidated joint ventures	2,811	3,875
Proportionate share of depreciation expense from unconsolidated joint ventures	2,192	3,441
Proportionate share of depreciation expense of minority interests in consolidated joint ventures	(98)	(90)
Net income attributable to noncontrolling interest	(1,042)	(528)
Proportionate share of income (loss) from unconsolidated joint ventures not recorded due to negative investment balances	7,137	(3,996)

EBITDA	(3,811)	6,731

Add : Other non operating expense	1,390	15,029
Add : Other non operating expense (income) from unconsolidated joint ventures	(52)	96
Add: Restructuring, development and disposal costs	4,593	677
Less : EBITDA from Clift, a leased hotel	(1,075)	75
Add : Stock based compensation	3,987	3,798
Less: Income from hotel ownership changes and discontinued operations	(490)	(17,643)

Adjusted EBITDA	$4,542	$8,763

Owned Comparable Hotel Room Revenue Analysis
(In thousands, except percentages)

	Three Months
	Ended March 31,		%
	2011	2010	Change

Morgans (1)	$1,905	$1,912	0%
Royalton (1)	3,087	3,157	-2%
Hudson	9,141	9,314	-2%
Delano	7,166	7,190	0%
Mondrian LA (1)	4,414	3,613	22%
Clift	5,321	4,064	31%

Total Owned Comparable Hotels	$31,034	$29,250	6%

Owned Comparable Hotel Revenue Analysis
(In thousands, except percentages)

	Three Months
	Ended March 31,		%
	2011	2010	Change

Morgans (1)	$3,731	$3,941	-5%
Royalton (1)	4,336	4,551	-5%
Hudson	11,955	11,933	0%
Delano	14,064	14,286	-2%
Mondrian LA (1)	8,244	7,078	16%
Clift	8,750	7,166	22%

Total Owned Comparable Hotels	$51,080	$48,955	4%

(1)	These hotels are classified as held for sale as of March 31, 2011.

Hotel EBITDA Analysis
(In thousands, except percentages)

	Three Months
	Ended March 31,		%
	2011	2010	Change

Morgans (1)	$(178)	$(17)	n/m
Royalton (1)	(384)	(195)	97%
Hudson	(1,930)	510	n/m
Delano	5,388	5,565	-3%
Mondrian LA (1)	2,487	1,989	25%
Clift	1,075	(75)	n/m

Owned Comparable Hotels	6,458	7,777	-17%

St Martins Lane	1,067	1,098	-3%
Sanderson	627	671	-7%
Shore Club	139	207	-33%
Mondrian South Beach	541	455	19%
Ames	(105)	(217)	-52%

Joint Venture Comparable Hotels	2,269	2,214	2%

Total System-Wide Comparable Hotels	8,727	9,991	-13%

Hard Rock — Joint Venture (2)	300	476	-37%
Mondrian SoHo — Joint Venture (3)	35	—	n/m

Total Hotels	$9,062	$10,467	-13%

(1)	These hotels are classified as held for sale as of March 31, 2011.

(2)	MHG ceased managing this hotel on March 1, 2011. Information for the three months ended March 31, 2011 is for the period MHG managed the hotel.

(3)	MHG began managing this hotel in February 2011. Information is for the period MHG managed the hotel.

Adjusted EBITDA and Debt Analysis
(In thousands)

	Adjusted
	EBITDA
	Twelve Months
	Ended	Outstanding Debt at
Consolidated Operations	March 31, 2011	March 31, 2011

Morgans (1)	$1,650
Royalton (1)	1,826
Delano	12,992

Sub — total for Hotels Securing the Revolver	16,468	$37,658

Hudson	14,992	233,769
Mondrian LA (1)	10,847	103,496

Management Fees	17,233
Corporate Expenses	(24,291)
Other Debt (2)	—	214,537

Total	$35,249	589,460

Less: Cash, including cash in assets held for sale		(5,962)

Net Debt		$583,498

(1)	These hotels are classified as held for sale as of March 31, 2011.

(2)	Includes outstanding debt on convertible notes and trust preferred securities and excludes the lease obligation at Clift.

		Proportionate
		Share of
		Adjusted EBITDA	Proportionate
		Twelve Months	Share of
	Ownership	Ended	Debt
Joint Venture Comparable Hotels (1)	Percentage	March 31, 2011	March 31, 2011

Sanderson and St. Martins Lane	50%	$9,764	$80,198
Shore Club	7%	150	8,364
Mondrian South Beach	50%	178	45,785
Ames	31%	226	14,173

(1)	Includes information only for System-Wide Comparable Hotels that are owned by joint ventures

Balance Sheets
(In thousands)

	March 31,	Dec 31,
	2011	2010

ASSETS:
Property and equipment, net	$287,979	$292,740
Goodwill	53,691	53,691
Investments in and advances to unconsolidated joint ventures	20,328	20,450
Assets held for sale, net	199,852	204,006
Investment in property held for non-sale disposition, net	—	9,775
Cash and cash equivalents	4,770	3,438
Restricted cash	20,076	19,891
Accounts receivable, net	5,318	6,018
Related party receivables	3,871	3,830
Prepaid expenses and other assets	5,872	7,007
Deferred tax asset, net	79,793	80,144
Other, net	11,210	13,786

Total assets	$692,760	$714,776

LIABILITIES and STOCKHOLDERS’ DEFICIT:
Debt and capital lease obligations, net	$571,471	$558,779
Mortgage debt of property held for non-sale disposition	—	10,500
Accounts payable and accrued liabilities	26,572	23,604
Debt obligations, accounts payable and accrued liabilities of assets held for sale	108,297	107,161
Accounts payable and accrued liabilities of property held for non-sale disposition	—	1,162
Distributions and losses in excess of investment in unconsolidated joint ventures	1,728	1,509
Other liabilities	13,866	13,866

Total liabilities	721,934	716,581

Total Morgans Hotel Group Co. stockholders’ deficit	(39,013)	(12,721)
Noncontrolling interest	9,839	10,916

Total stockholders’ deficit	(29,174)	(1,805)

Total liabilities and stockholders’ deficit	$692,760	$714,776